Exhibit 99.4
Mr. Gary Aman's Biography

      Mr. Gary B. Aman has been employed with Nalco Company since 1994, most recently serving as General Manager of ADOMITE Subsurface Chemicals, a Nalco division, since 1999. ADOMITE is recognized as a technology leader in energy exploration additives including drilling fluids, cementing, fracturing and well stimulation additives. Mr. Aman received a Bachelor of Science degree in Mathematics from the University of South Dakota in 1970.